Exhibit 99.2

Letter to Stockholders

May 8, 2025

Dear Harrow Stockholders:

Today, we reported first-quarter 2025 revenues of $47.8 million, a 38% increase over the prior-year’s first-quarter revenues of $34.6 million and, as expected, a sequential decrease from fourth-quarter 2024 revenues. In addition to record-high cash flow from operations of $19.7 million for the quarter, a very bright spot was VEVYE, as revenues rose 35% quarter-over-quarter, increasing from $16.0 million in the fourth quarter of 2024 to $21.5 million in the first quarter. While overall sales momentum is building in the second quarter, the astounding recent success in growing VEVYE NRx demand is poised to drive tremendous value for our stockholders – this year and for many years to come.

In addition to touching on a few subjects Harrow stockholders may be interested in (e.g., our capital structure and the potential impact of tariffs) in the balance of this Letter to Stockholders, I will provide color on our first-quarter performance, focusing on why I am confident we are on track to meet our 2025 directional revenue guidance of more than $280 million.

Seasonal Trends and Execution Timing

As discussed during our last earnings conference call, with a growing percentage of our revenue coming from higher-margin branded products, Harrow’s business follows a predictable seasonal pattern. The first quarter is typically our weakest financial quarter, due in part to factors such as prior-quarter stocking to avoid any pending price increases and to max out rebating programs, surgical scheduling patterns, and the resetting of annual insurance deductibles. This year followed that well-established pattern. The second quarter usually outperforms the first quarter, and the second half of the year typically outperforms the first half, with the fourth quarter being our strongest quarter, driven by increased year-end patient activity and distributor purchasing patterns ahead of the new year. Our particularly robust fourth quarter in 2024 set a high bar, exacerbating the seasonal contrast between the fourth quarter of last year and the first quarter of 2025.

In addition to traditional seasonality, certain operational factors slowed our ability to earn as much revenue from the period as anticipated. More specifically, some of our demand-generation initiatives took longer to gain traction than expected, and the impact of recently launched initiatives, like VEVYE® Access for All (VAFA), launched in late March, only began to make a significant impact at the end of the quarter.

Path to 2025 Revenue Guidance: More than $280 Million

I remain confident in our 2025 revenue expectations and guidance of over $280 million. Revenues are expected to accelerate quarter-over-quarter, and we see this happening already in the current quarter. We also expect stronger performance in the second half of the year versus the first half of the year. Our strategic plan for 2025 remains unchanged. We intend to prioritize the key drivers outlined in last quarter’s Letter to Stockholders (with the list below reordered according to anticipated revenue impact):

●	We expect revenue for VEVYE to grow year-over-year and become our largest revenue-generating product this year. We are rapidly expanding patient access to VEVYE and accelerating our market share in the U.S. dry eye disease (DED) segment. I believe VEVYE will be our first 9-figure annual revenue product (hopefully this year). And, if current trends continue, VEVYE qualifies as a product that could significantly outperform our 2025 internal revenue forecasts.

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●	IHEEZO® revenues will grow year-over-year. We are seeing increasing demand for IHEEZO, driven by new account growth, positive physician feedback, customer retention, and increased procedure volumes within existing accounts.
●	TRIESENCE® should become one of our top three revenue-generating products in 2025. With recent market access wins, including pass-through status effective April 1, 2025, as well as recent account wins with several of the largest private equity-owned ophthalmic groups in the country, we expect to re-establish TRIESENCE as the injectable steroid of choice for U.S. ophthalmologists.
●	Stockholders should count on us to leverage our commercial platform and all-star commercial team and opportunistically add new impactful ophthalmic products to our portfolio.

VEVYE: Harrow’s Most Valuable Asset

In the past, I’ve hedged when asked which of our products I believe is the most valuable. But today, after launching more than 40 ophthalmic prescription products over the past 12 years, including VEVYE, I can say with confidence: (1) given the consistent weekly growth in new prescriptions, new prescribers, and the stability we see with refills, VEVYE is poised to be our largest revenue product, (2) the VAFA program is the most successful market access strategy I’ve been a part of, and (3) without question, VEVYE is presently Harrow’s most valuable asset.

Launched in mid-March, VEVYE® Access for All reflects our core mission: making our products accessible and affordable for everyone. VAFA ensures eligible patients and health plans have guaranteed access to VEVYE, removing financial and administrative barriers that typically delay access to treatment. This innovative program reimagines traditional insurance formulary models and delivers what I believe is the most aggressive, patient-centric market access program in prescription eyecare today.

Because VAFA launched late in the first quarter, it had little impact on our first-quarter results. Still, VEVYE revenues rose 35% quarter-over-quarter, increasing from $16.0 million in the fourth quarter of 2024 to $21.5 million in the first quarter, and according to IQVIA, VEVYE is now #1 in per-prescriber volumes for dry eye prescription products, exceeding all branded dry eye products. Last year, according to PhilRx, our specialty pharmacy partner, the average covered patient received nine bottles of VEVYE. Also, seven weeks post-VAFA, NRx volumes at PhilRx for VEVYE have increased by >4X, and the number of weekly VEVYE prescribers has increased by 4X. These are powerful data.

Also of interest is a retrospective analysis of our 2024 net sales price per unit. We modeled the VAFA program inputs vs. the inputs of our pre-VAFA program. The analysis showed that (1) VAFA saved patients money and (2) Harrow would have generated more revenue per VEVYE prescription. Specifically, if VAFA had been in place throughout 2024, we estimate our net sales price per unit would have been approximately 23% higher. More access, patient savings, less paperwork for prescribers and their staff, and more value transfer to Harrow. That’s a win every day of the week and twice on Sunday!

More access leads to more prescriptions and prescribers. When you have an incredible chronic care product like VEVYE that delivers excellent clinical outcomes and is consistently refilled, you create what we believe we are now experiencing: a virtuous cycle of consistent compounding financial growth, satisfied prescribers, and healthier, happier patients. If things continue anywhere near the pace we are seeing, in terms of growth, a year or two from now, I expect VEVYE to be right at or near the top of the leading U.S. prescription dry eye medications. In summary, these are still early days, but less than two months into implementation, VAFA’s early momentum has surpassed our expectations, reinforcing my conviction that this groundbreaking initiative is one of the most impactful and potentially financially transformative in Harrow’s history.

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As we alluded to on our last call, for competitive purposes, we have requested that some Harrow pharmacy partners (including PhilRx) discontinue reporting VEVYE prescription data to third-party aggregators, like IQVIA, beginning in the second quarter of 2025. As a result, publicly available pay-for-data sources may no longer reflect VEVYE’s actual market performance.

Two final items on VEVYE:

1.	A new VEVYE patent, expiring in 2042, was recently added to the FDA’s Orange Book.
2.	We are standing up a second VEVYE production site, expected to go live in the first half of next year, and scaling batches to meet demand and ensure against stockouts and access disruptions.

Harrow’s Buy and Bill Products

In the first quarter, our branded commercial team made excellent progress positioning Harrow’s buy and bill portfolio, including IHEEZO and TRIESENCE, by improving market access, enhancing product visibility, and streamlining the ordering process through the following commercial infrastructure initiatives:

●	Harrow Cares: Launched in January 2025, this comprehensive program streamlines enrollment, accelerates therapy initiation, and provides personalized support for physicians, staff, and patients. It truly enables ophthalmologists to confidently integrate IHEEZO and TRIESENCE into their practices.
●	Group Purchasing Organization (GPO) Agreements: Following our first GPO agreement in the fourth quarter, two additional agreements were signed in the first quarter and implemented early in the second quarter. With these GPO agreements in place, Harrow now effectively covers 100% of the product procurement marketplace relied upon by the retina community.
●	Specialty Distribution Network Expansion: We expanded our network of specialty distribution channels, including one that serves one of the largest private equity-owned retina groups in the country and multiple independent retina practices.

IHEEZO

During the first quarter, our sales team made substantial progress expanding IHEEZO’s reach, engaging with several new and potential large accounts that are now moving through various early stages, such as sample evaluations, formulary discussions, and initial orders.

We are encouraged by the momentum in our commercial pipeline. While not every conversation will lead to a new customer, our impressive existing account reorder rate and anticipated conversion rate of new potential accounts should significantly accelerate unit demand through 2025. We’re consistently adding approximately 30 new accounts each quarter, with many already identifying patients for utilization. Notably, the top ten accounts in our customer pipeline represent an estimated 80,000 incremental annual units, illustrating the substantial growth opportunity ahead, even if only partially realized. With a clear strategy and focused execution, we are confident in our ability to scale and support our expanding commercial footprint and deliver meaningful year-over-year unit demand growth.

Another important trend to highlight – consistent with the seasonality discussed earlier in this Letter to Stockholders – is the notable shift in distributor purchasing patterns. While first-quarter IHEEZO sales were impacted by the elevated stocking activity at year-end, we now see clear signs that this dynamic is normalizing. Specifically, in April, the number of units sold more than doubled compared to the monthly average in the first quarter. This rebound indicates a return to typical ordering behavior and reflects strengthening demand as downstream inventory levels rebalance and new accounts begin to ramp up utilization.

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TRIESENCE

At the end of the first quarter, Harrow was notified by the Centers for Medicare & Medicaid Services (CMS) of several significant milestones, including the publication of TRIESENCE’s Average Sales Price (ASP +6%) in the quarterly CMS drug pricing file, the approval of transitional pass-through status approval (J-3300) in both the ASC and Hospital Outpatient Department (HOPD) settings, and reimbursement authorization for bilateral use cases.

These milestones went into effect on April 1, 2025, and are already accelerating TRIESENCE’s market momentum. TRIESENCE is emerging, as we expected, as a preferred intraocular steroid option among U.S. ophthalmologists, including its recent adoption by five of the largest private equity-owned retina groups.

Since these market access initiatives took effect in the second quarter, effectively unlocking approximately 40% of the market for TRIESENCE, sales momentum has accelerated. The number of accounts ordering TRIESENCE has more than doubled since the beginning of the year, a strong signal of growing market confidence and adoption. Ophthalmologists performing procedures in the ASC and HOPD settings of care now have the assurance that TRIESENCE will be reimbursed outside the bundled fee, a reimbursement feature that we saw directly impact the adoption of IHEEZO.

As a result of these favorable developments, TRIESENCE is expected to contribute more meaningfully to our revenue, with even greater growth expected in the second half of the year as utilization continues to scale across both new and existing accounts. Supporting this trajectory, our Harrow Cares initiative, which enrolled 280 new accounts in the first quarter, saw a 20% increase in TRIESENCE-related enrollments in April alone. This early acceleration reinforces the strong market response to improved reimbursement dynamics and underscores the growing role TRIESENCE is playing in our buy-and-bill portfolio.

Specialty Branded Products

Our Specialty Branded Product (SBP) portfolio – one of the broadest in the North American market – consists of ILEVRO®, NEVANAC®, VIGAMOX®, MAXITROL®, MAXIDEX®, IOPIDINE®, NATACYN™, FLAREX®, TOBRADEX® ST, VERKAZIA®, FRESHKOTE®, and ZERVIATE®.

While net revenues associated with this portfolio fluctuated in the first quarter, we saw volume improvement in the second quarter. As the year progresses, expect revenues from these products to steadily contribute more to Harrow’s overall revenue.

The true value of this group of products extends far beyond revenues. These products are well-known, essential, everyday therapies thousands of eyecare professionals rely on to deliver routine and critical ophthalmic care to their patients. In many cases, Harrow is one of the few — and sometimes the only — reliable source from which eyecare customers can access these essential medications. Importantly, we are seeing opportunities to continue to drive value from these products, such as our partnered authorized generic launch of MAXITROL and our expectation to have ZERVIATE back in stock before the end of this quarter.

This unique position strengthens our customer relationships, reinforces our reputation for reliability, and aligns directly with Harrow’s goal of putting the patient first by supplying high-quality ophthalmic medications that are critical for daily patient care at an affordable price. Over time, we believe the intrinsic value of our SBP platform will remain a key driver of Harrow’s market leadership and long-term success.

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ImprimisRx

ImprimisRx’s record fourth-quarter performance provided a strong foundation for continued progress in the first quarter of 2025, consistent with the typical seasonal dynamics we outlined earlier for first-quarter results in the ophthalmic pharmaceutical industry. Once again, consistent with revenue patterns in our branded business, we’re seeing a meaningful improvement in the ImprimisRx business in the second quarter, with April appearing to be a record month.

We recently announced the launch of Project Beagle, an initiative under which our management team is doing a 360-degree review of opportunities to offer ImprimisRx customers a Harrow-owned, FDA-approved alternative to a compounded formulation. Project Beagle is now well underway. An excellent example of this initiative is the expansion at the beginning of the second quarter of Harrow’s VAFA program to include the more than 25,000 patients who have historically been prescribed Klarity-C Drops®, a compounded cyclosporine 0.1% product manufactured and distributed by ImprimisRx.

The transition from Klarity-C to VEVYE Access for All is progressing smoothly. Most of our top Klarity-C prescribers have converted their patients through a prescription authorization platform available via PhilRx. Our ImprimisRx customer care and sales teams are also proactively reaching out to our broader customer base to raise awareness of this program’s value.

We are grateful that many thousands of U.S. eyecare professionals faithfully rely on ImprimisRx compounded products to treat sight-threatening and sight-preserving conditions. We are equally committed to supporting eyecare professionals who give the gift of sight to patients worldwide through medical missions. This commitment has been a cornerstone of our company since its first day of operations and will continue to be a core part of Harrow’s mission.

Lastly, as an update on the previously announced $34.9 million jury verdict award in the case of ImprimisRx, LLC v. OSRX, Inc. (OSRX), the case is in the final stages of litigation, we expect a final legal ruling shortly, and will provide stockholders with an update as material details become available.

Capital Structure

In last quarter’s Letter to Stockholders, I provided an overview of our capital position. I noted that we had initiated discussions with our existing lenders and several prospective partners regarding opportunities to refinance or repay a portion of our $222.75 million in outstanding debt.

While these conversations are ongoing, I can share that we are in active dialogue with multiple well-regarded institutions, and we’re encouraged by the interest and engagement we’ve received. As fellow stockholders, Andrew and I remain deeply committed to pursuing a path that strengthens the Company’s long-term financial foundation.

In terms of timing, we expect to finalize these efforts by late summer or early fall of this year. We’re confident that we should be able to deliver a lower cost of capital, increased financial flexibility, and greater assurance that we’re positioned to pursue opportunities to grow our business for the future. Thank you for your continued trust and patience while we work through this process. We look forward to sharing more details as soon as we are able.

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Tariff Impact: Minimal and Manageable

As noted in my last Letter to Stockholders, I am pleased to reaffirm that we do not anticipate a noticeable impact from tariffs on our financial results. A recent internal analysis of our 2024 sales data found that the pro forma hypothetical implications of the current proposed tariff structure on our 2024 gross margins would have been approximately 0.52% in total, 0.11% from our branded products, and 0.41% from our compounded products. This analysis validates our expectation of negligible tariff-related headwinds. Based on what we know today, we would expect the impact to be even more muted in 2025 as (1) higher-margin branded products account for a larger share of revenue and (2) we work to source certain ImprimisRx components from secondary suppliers subject to lower tariff rates.

Cash Flow

I want to highlight our working capital performance and cash generation during the first quarter. In the fourth quarter of 2024, we noted an increase in our accounts receivable (AR) balance due to revised payment terms with one of our largest distributors. During the first quarter of 2025, a substantial portion of that receivable was collected and converted into cash. The completion of our revenue cycle for a significant portion of our AR balance contributed to strong cash flow from operations, which totaled $19.7 million for the quarter.

Conclusion

I want to take a moment to express my gratitude to the entire Harrow Family. Your hard work, resilience, and unwavering commitment continue to turn bold ideas into reality. I am equally thankful to our stockholders for your continued trust and patience. Together, we are building a company we can be proud of – one that delivers exceptional value for its customers and stockholders alike.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2024	2023	2022	2021	2020	2019
4Q 2025	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

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Commentary on First Quarter 2025 Financials

Revenues of $47.8 million for the first quarter of 2025 represent a 38% increase over the prior-year first quarter revenues of $34.6 million and, as expected, a sequential decrease from fourth-quarter revenues, primarily due to typical seasonality seen in first quarter periods.

Selling, general and administrative costs for the first quarter of 2025 were $40.5 million compared with $28.8 million during the same period last year. The increase was primarily attributable to an increase in expenses from certain seasonal expenses, such as increased costs associated with our annual audit and a special project that totaled $3.7 million in the aggregate during the first quarter, as well as the addition of new employees in sales, marketing and other departments to support current and expected growth.

GAAP net loss for the first quarter of 2025 was $(17.8) million compared with $(13.6) million during the same period last year. Core net loss (a non-GAAP measure1) for the first quarter of 2025 was $(13.6) million compared with $(9.8) million in the prior year’s first quarter.

Adjusted EBITDA (a non-GAAP measure1) for the first quarter of 2025 was a loss of $(2.0) million compared with Adjusted EBITDA of $227,000 during the same quarter last year.

As of March 31, 2025, cash and cash equivalents totaled $66.7 million while accounts receivable stood at $77.1 million.

GAAP gross margins were 68% for the first quarter of 2025 compared to 69% in the same quarter in 2024. Core gross margins (a non-GAAP measure1) rose to 75% in the first quarter of 2025 compared with 76% in the same period in 2024.

Despite first quarter seasonal challenges, IHEEZO and VEVYE both surpassed the threshold of contributing 10% or more to total Harrow revenues. As a result, we reported individual revenues for these products in the Form 10-Q filing, as reflected in the table below:

	For the Three Months Ended March 31,
	2025	2024	Variance
IHEEZO	$5,222,000	$2,321,000	$2,901,000
VEVYE	21,516,000	2,597,000	18,919,000
Other branded products	956,000	8,872,000	(7,916,000)
Other revenues	86,000	79,000	7,000
Branded revenue, net	27,780,000	13,869,000	13,911,000
ImprimisRx revenue, net	20,051,000	20,718,000	(667,000)
Total revenues, net	$47,831,000	$34,587,000	$13,244,000

As we move deeper into 2025, we expect continued growth across our branded portfolio and continue to expect traditional quarter-to-quarter revenue build, enhancing profitability through operational efficiencies and strategically positioning Harrow for continued leadership in the North American ophthalmic pharmaceutical sector.

1 A reconciliation of all non-GAAP measures can be found starting on page 10 of this letter.

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First Quarter 2025 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months ended March 31, 2025 and 2024 are as follows:

	For the Three Months Ended March 31,
	2025	2024
Total revenues	$47,831,000	$34,587,000
Cost of sales	(15,524,000)	(10,553,000)
Gross profit	32,307,000	24,034,000
Selling, general and administrative	40,513,000	28,813,000
Research and development	3,026,000	2,149,000
Total operating expenses	43,539,000	30,962,000
Loss from operations	(11,232,000)	(6,928,000)
Total other expense, net	(6,548,000)	(6,637,000)
Income tax	-	-
Net loss attributable to Harrow, Inc.	$(17,780,000)	$(13,565,000)
Basic and diluted net loss per share	$(0.50)	$(0.38)

Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three months ended March 31, 2025 and 2024 are as follows:

	For the Three Months Ended March 31,
	2025	2024
Total revenues	$47,831,000	$34,587,000
Gross margin	68%	69%
Core gross margin(1)	75%	76%
Net loss	(17,780,000)	(13,565,000)
Core net loss(1)	(13,554,000)	(9,789,000)
Adjusted EBITDA(1)	(1,985,000)	227,000
Basic and diluted net loss per share	(0.50)	(0.38)
Core basic and diluted net loss per share(1)	(0.38)	(0.28)

(1)	Core gross margin, core net loss, core basic and diluted net loss per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (SEC) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income (loss), and core basic and diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

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Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months ended March 31, 2025 and for the same period in 2024:

	For the Three Months Ended March 31,
	2025	2024
GAAP net loss	$(17,780,000)	$(13,565,000)
Stock-based compensation and expenses	4,556,000	4,169,000
Interest expense, net	6,548,000	5,415,000
Income tax	-	-
Depreciation	465,000	432,000
Amortization of intangible assets	4,226,000	2,554,000
Investment loss, net	-	1,248,000
Other income, net	-	(26,000)
Adjusted EBITDA	$(1,985,000)	$227,000

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Core Results

Harrow Core Results, including core gross margin, core net loss, and core basic and diluted loss per share exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (FVPL), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In certain periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three months ended March 31, 2025 and 2024:

For the Three Months Ended March 31, 2025
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$32,307,000	$3,780,000	$-	$-	$36,087,000
Gross margin	68%				75%
Operating loss	(11,232,000)	4,226,000	-	-	(7,006,000)
Loss before taxes	(17,780,000)	4,226,000	-	-	(13,554,000)
Taxes	-	-	-	-	-
Net loss	(17,780,000)	4,226,000	-	-	(13,554,000)
Basic and diluted loss per share ($)(1)	(0.50)				(0.38)
Weighted average number of shares of common stock outstanding, basic and diluted	35,826,452				35,826,452

For the Three Months Ended March 31, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$24,034,000	$2,140,000	$-	$-	$26,174,000
Gross margin	69%				76%
Operating loss	(6,928,000)	2,554,000	-	-	(4,374,000)
Loss before taxes	(13,565,000)	2,554,000	1,248,000	(26,000)	(9,789,000)
Taxes	-	-	-	-	-
Net loss	(13,565,000)	2,554,000	1,248,000	(26,000)	(9,789,000)
Basic and diluted loss per share ($)(1)	(0.38)				(0.28)
Weighted average number of shares of common stock outstanding, basic and diluted	35,469,638				35,469,638

(1)	Core basic and diluted loss per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted loss per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

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